Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                      among


                       INTERMAGNETICS GENERAL CORPORATION,


                            PHILIPS HOLDING USA INC.


                                       and


                             JUMBO ACQUISITION CORP.


                            Dated as of June 14, 2006

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                                TABLE OF CONTENTS

                                                                           PAGE

                                    ARTICLE I

                       The Merger; Closing; Effective Time

         1.1.     The Merger..................................................1
         1.2.     Closing.....................................................2
         1.3.     Effective Time..............................................2

                                   ARTICLE II

      Certificate of Incorporation and Bylaws of the Surviving Corporation

         2.1.     The Certificate of Incorporation............................2
         2.2.     The Bylaws..................................................2

                                   ARTICLE III

              Officers and Directors of the Surviving Corporation

         3.1.     Directors...................................................3
         3.2.     Officers....................................................3

                                   ARTICLE IV

         Effect of the Merger on Capital Stock; Exchange of Certificates

         4.1.     Effect on Capital Stock.....................................3
         4.2.     Exchange of Certificates....................................4
         4.3.     Treatment of Stock Plans....................................6
         4.4.     Adjustments to Prevent Dilution.............................8

                                    ARTICLE V

                         Representations and Warranties

         5.1.     Representations and Warranties of the Company...............8
         5.2.     Representations and Warranties of Parent and Merger Sub....32

                                   ARTICLE VI

                                    Covenants

         6.1.     Interim Operations.........................................34
         6.2.     Acquisition Proposals......................................38

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                                                                           PAGE

         6.3.     Information Supplied.......................................41
         6.4.     Stockholders Meeting.......................................41
         6.5.     Filings; Other Actions; Notification.......................42
         6.6.     Access and Reports.........................................45
         6.7.     Publicity..................................................46
         6.8.     Employee Benefits..........................................46
         6.9.     SuperPower Options.........................................47
         6.10.    Expenses...................................................48
         6.11.    Indemnification; Directors' and Officers' Insurance........48
         6.12.    Other Actions by the Company...............................50
         6.13.    Other Actions by Parent and Merger Sub.....................51

                                   ARTICLE VII

                                   Conditions

         7.1.     Conditions to Each Party's Obligation to Effect the Merger.51
         7.2.     Conditions to Obligations of Parent and Merger Sub.........52
         7.3.     Conditions to Obligations of the Company...................53

                                  ARTICLE VIII

                                  Termination

         8.1.     Termination by Mutual Consent..............................53
         8.2.     Termination by Either Parent or the Company................53
         8.3.     Termination by the Company.................................54
         8.4.     Termination by Parent......................................55
         8.5.     Effect of Termination and Abandonment......................55

                                   ARTICLE IX

                            Miscellaneous and General

         9.1.     Survival...................................................57
         9.2.     Modification or Amendment..................................57
         9.3.     Waiver of Conditions.......................................58
         9.4.     Counterparts...............................................58
         9.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL;
                  SPECIFIC PERFORMANCE.......................................58
         9.6.     Notices....................................................59
         9.7.     Entire Agreement...........................................60
         9.8.     No Third Party Beneficiaries...............................60
         9.9.     Obligations of Parent and of the Company...................61
         9.10.    Definitions................................................61
         9.11.    Severability...............................................61

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                                                                           PAGE

         9.12.    Interpretation; Construction...............................61
         9.13.    Assignment.................................................62

         Annex A  Defined Terms.............................................A-1

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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of June 14, 2006, among Intermagnetics General Corporation, a Delaware corporation (the "COMPANY"), Philips Holding USA Inc., a Delaware corporation ("PARENT"), and Jumbo Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUB," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

          WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Glenn H. Epstein, Thomas J. O'Brien, Leo Blecher, Katherine M. Sheehan and Kevin Lake (the "DESIGNATED EMPLOYEES") have entered into certain employment and transition agreements with Parent or one of its Affiliates, which shall become effective upon the Effective Time.

          NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

          1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers

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and franchises,  shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          1.2. CLOSING. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the "CLOSING") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the second business day (the "CLOSING DATE") following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "BUSINESS DAY" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

          1.3. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "DELAWARE
CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

          2.1. THE CERTIFICATE OF INCORPORATION. The certificate of incorpora-tion of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)), except that Article FOURTH of the Charter shall be amended at the Effective Time to read in its entirety as follows: "FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, consisting of 1,000 shares of Common Stock, par value $0.10 per share (the "Common Stock")."

          2.2. THE BYLAWS. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective
Time shall be the bylaws of the Surviving Corporation (the "BYLAWS"), until thereafter amended as provided therein or by applicable law.

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                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

          3.1. DIRECTORS. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

          3.2. OFFICERS. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

          4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a) MERGER CONSIDERATION. Each share of the common stock, par value $0.10 per share, of the Company (a "SHARE" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties (each, an "EXCLUDED SHARE" and collectively, "EXCLUDED SHARES"), and (ii) Shares that are owned by stockholders ("DISSENTING STOCKHOLDERS") who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, a "DISSENTING SHARE" and collectively, "DISSENTING SHARES")) shall be converted into the right to receive $27.50 per Share in cash (the "PER SHARE MERGER CONSIDERATION"). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

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               (b)   CANCELLATION OF SHARES. Each Excluded Share shall, by
     virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

               (c) MERGER SUB. At the Effective Time, each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.10 per share, of the Surviving Corporation.

          4.2.  EXCHANGE OF CERTIFICATES.

               (a) PAYING AGENT. At the Closing, Parent shall deposit or cause to be deposited with a paying agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "PAYING AGENT") cash amounts in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the "EXCHANGE FUND"). The Paying Agent shall invest the Exchange Fund as directed by Parent, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment in excess of the amounts payable under Section 4.1(a) shall be the property of Parent and shall be returned to Parent from time to time.

               (b) EXCHANGE PROCEDURES. Promptly after the Effective Time (and in any event within three business days thereof), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the aggregate amount of the Per Share Merger Consideration represented by such holder's Certificates (after giving effect to any required tax

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

     withholdings). Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

               (c) TRANSFERS. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

               (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares and Dissenting Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent or the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

               (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

               (f) APPRAISAL RIGHTS. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and
     (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

               (g) WITHHOLDING RIGHTS. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

               4.3.   TREATMENT OF STOCK PLANS.

               (a) TREATMENT OF OPTIONS. At the Effective Time each outstanding option to purchase Shares (a "COMPANY OPTION") under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than seven business days following the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               (b) COMPANY AWARDS. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Benefit Plans, other than Company Options (the "COMPANY AWARDS"), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than seven business days following the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               (c) CORPORATE ACTIONS. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions, including those actions set forth on Section 4.3(c) of the Company Disclosure Letter, which are reasonably necessary to effectuate the provisions of Section 4.3(a) and
     (b). The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

               (d) NOTICE. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company

     Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.

          4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (provided that the disclosures shall qualify other sections and subsections of the disclosure letter to the extent it is reasonably apparent (notwithstanding the absence of a specific cross-reference) that such disclosure is clearly applicable to such other sections and subsections) (the "COMPANY DISCLOSURE LETTER"), and except as set forth in the Company Reports filed after May 30, 2004 and prior to the date hereof (except for the text of any "risk factors" and the text of any disclaimers with respect to forward-looking statements), the Company hereby represents and warrants to Parent and Merger Sub that:

               (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) "MATERIAL ADVERSE EFFECT" with respect to the Company means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that none of the following, in and of itself or themselves, shall constitute, or be taken into account in determining whether there is or has been, a Material Adverse Effect:

                    (A) changes in the economy or financial markets generally in the United States;

                    (B) changes in the industries in which the Company and its Subsidiaries operate;

                    (C) changes that are the result of acts of war, terrorism or natural disasters, except to the extent that such acts directly and materially affect the material properties or assets of the Company and its Subsidiaries;

                    (D) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers to the extent that the Company establishes was caused by the pendency or the announcement of the transactions contemplated by this Agreement;

                    (E) any action expressly required by this Agreement or taken pursuant to this Agreement upon the specific, written request of Parent or Merger Sub;

                    (F) changes in United States generally accepted accounting principles ("GAAP") after the date hereof;

                    (G) any failure of the Company to meet financial projections provided by the Company to the investment community; PROVIDED that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; and

                    (H) a decline in the price of the Shares on the NASDAQ National Market; PROVIDED that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline in price has resulted in, or contributed to, a Material Adverse Effect;

PROVIDED, FURTHER, that, with respect to clauses (A) and (B), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate.

               (b)  CAPITAL STRUCTURE.

               (i) The authorized capital stock of the Company consists of 80,000,000 Shares, of which 45,593,035 Shares (including 3,187,723 shares of treasury stock, of which 107,694 are being held pursuant to rabbi trust agreements) were outstanding as of the date hereof, and 2,000,000 shares of preferred stock, $0.10 per share, no shares of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than no more than 6,826,500 Shares reserved for issuance under the Company's 1990 Stock Option Plan and 2000 Stock Option and Stock Award Plan (collectively, the "STOCK PLANS"), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, restricted stock units and performance units under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a "LIEN"). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

               (ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the form and percentage ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").

               (c) CORPORATE AUTHORITY; APPROVAL AND OPINION OF FINANCIAL
     ADVISOR.

               (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "COMPANY REQUISITE VOTE"), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

               (ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the "COMPANY RECOMMENDATION"), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of the Company's financial advisor, Banc of America Securities LLC, to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. The board of directors of the Company has taken all action so that Parent will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

               (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS; CERTAIN CONTRACTS.

               (i) Other than the filings and/or notices pursuant to Section 1.3 and 6.5, and under the HSR Act, the Dutch Competition Act (MEDEDINGINGSWET) of May 22, 1997 (the "DUTCH COMPETITION Act"), and any other applicable antitrust, competition or premerger notification, trade regulation Law, regulation or Order (collectively, the "COMPANY APPROVALS"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, including any state Medicaid Agency or state licensing authority, or (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal (each a "GOVERNMENTAL ENTITY"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a "CONTRACT") binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or
          (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.2(j)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

               (iii) To the knowledge of the Company, the Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that constitute, individually or in the aggregate, more than $250,000. As used in this Agreement, "KNOWLEDGE" of the Company means the actual knowledge of Glenn H. Epstein, Michael K. Burke, Thomas J. O'Brien, Leo Blecher, Philip J. Pellegrino, Katherine M. Sheehan, any other Executive Vice President or Senior Vice President of the Company, and the Company's Controller.

               (iv) Except for: (A) relationships with Company or any of its Subsidiaries as an officer, director, or employee thereof (and compensation by the Company or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment; and (B) relationships with the Company as stockholders or option holders therein, to the knowledge of the Company, none of the directors or officers, or any Persons who, to the knowledge of the Company, beneficially own five percent or more of the outstanding Shares (each, a "5% STOCKHOLDER") as of the date hereof, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with the Company or any of its Subsidiaries. To the knowledge of the Company, none of the employees or 5% Stockholders (who are 5% Stockholders as of the date hereof) of the Company has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, except for the normal rights of a stockholder of the Company, and except for rights under the Stock Plans.

               (e)  COMPANY REPORTS; FINANCIAL STATEMENTS.

               (i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the Securities Act of 1933, as amended (the "SECURITIES ACT") since May 25, 2003 (the "APPLICABLE DATE") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the "COMPANY REPORTS"). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

               (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term "AFFILIATE" when used with respect to any party shall mean any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

               (iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company maintains internal control over financial reporting as required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the Company's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent any material communication since the Applicable Date made by management or the Company's auditors to the audit committee required or contemplated by the listing standards of the NASDAQ, the audit committee's charter or the professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company's whistleblower hot-line or equivalent system maintained by the Company for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, any committee of the board of directors or the board of directors.

               (iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

               (f) ABSENCE OF CERTAIN CHANGES. Since May 29, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to the ordinary and usual course of such businesses and there has not been:

               (i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to May 29, 2005) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

               (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

               (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

               (iv) other than as required by GAAP, any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

               (v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for any such agreement, plan, trust, fund, policy or arrangement with non-executive employees of the Company or its Subsidiaries entered into in the ordinary course of business or to the extent required by applicable Laws; or

               (vi) any agreement to do any of the foregoing.

               (g) LITIGATION AND LIABILITIES. There are (i) no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and
     (ii) except as
     reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof, and except for obligations or liabilities incurred in the ordinary course of business since April 7, 2006, no material obligations or material liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that are reasonably likely to have a Material Adverse Effect.

               (h)  EMPLOYEE BENEFITS.

               (i) All Company Benefit Plans (other than Non-U.S. Benefit Plans (as defined below)) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. "COMPANY BENEFIT PLANS" means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "EMPLOYEES") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans. Each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Company Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent. Except as set forth in Section 5.1(h)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any employment, severance or change-in-control agreement with any Person.

               (ii) All Company Benefit Plans other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as "NON-U.S. BENEFIT PLANS") (collectively, "U.S. COMPANY BENEFIT PLANS") are in substantial compliance with ERISA, the Code and other applicable laws. Each U.S. Company Benefit Plan which is subject to ERISA (an "ERISA PLAN") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the Internal Revenue Service (the "IRS") for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any material tax or penalty imposed by Section 4980 of the Code or
          Section 502 of ERISA or any material liability under Section 4071 of ERISA.

               (iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE") maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a "multiemployer plans" within the meaning of Section 3(37) of ERISA. No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is an ERISA Affiliate. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

               (iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor, to the knowledge of the Company, any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
          Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor, to the knowledge of the Company, any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Pension Plan which is a single- employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

               (vi) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for post-termination health and life benefits under any ERISA Plan, other than in accordance with Section 4980B of the Code.

               (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

               (viii) All Non-U.S. Company Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Company Benefit Plans are listed on Schedule 5.1(h)(viii) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Company Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Company Benefit Plans.

               (i)  COMPLIANCE WITH LAWS; LICENSES.

               (i) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of the Company and its Subsidiaries has obtained and the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of or inconsistent with all permits, licenses, certifications, approvals, registrations, consents, authorizations, enrollments, accreditations, franchises, variances, waivers, exemptions and orders issued or granted by a Governmental Entity ("LICENSES") necessary to conduct its business as presently conducted, except for any violations or inconsistencies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, there exists no grounds for revocation, suspension or limitation of any material License (including, but not limited to, as a result of the Merger) and no notices have been received by the Company, its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any License.

               (ii) Except in each case as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect,
          (A) all of the Company's and its Subsidiaries' products are in compliance with all applicable requirements of the Food and Drug Administration ("FDA") or any other relevant Governmental Entity and all Licenses, permissions, authorizations, notified body certificates of compliance or consents required for placing the products on the market in the United States and Canada, (B) any modifications by the Company or any of its Subsidiaries to any product marketed by the Company or any of its Subsidiaries have been made in accordance with applicable Law, and (C) all manufacturing facilities are operated in compliance with the FDA's Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

               (iii) Except as is not reasonably likely to have a Material Adverse Effect, any and all preclinical and clinical trials conducted or supervised by the Company or any of its Subsidiaries have been conducted in substantial compliance with all applicable Laws, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.

               (iv) In the last three years, none of the Company's or its Subsidiaries' products have been recalled or subject to FDA correction or removal requirements, and the Company and each of its Subsidiaries have not received notice, either completed or pending, of any proceeding seeking a corrective action, recall, suspension or seizure of any products. Neither the Company nor any of its Subsidiaries has received any order, demand or other formal proceedings from any competent authority or notified body for medical devices to undertake any form of withdrawal from the market of any of its products or any product recall, and the Company has notified any competent authority or notified body of the intent to conduct a market withdrawal, product recall or field correction, and, to the knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such corrective action, recall, suspension or seizure.

               (v) Neither the Company nor any of its Subsidiaries is included on FDA's AIP list.

               (vi) As of the date hereof, neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any of its employees, agents or consultants retained to assist with product license submissions, has been disqualified or debarred by the FDA, pursuant to 21 U.S.C. ss.ss. 335(a) or (b), or for any purpose, been charged with or convicted under United States law for conduct relating to the development, approval, marketing or sale of drugs or devices or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant Law or been disbarred, disqualified or convicted under or for any equivalent or similar applicable foreign laws.

               (j)  MATERIAL CONTRACTS AND GOVERNMENTAL CONTRACTS.

               (i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

                    (A) any lease of real or personal property providing for annual rentals of $250,000 or more;

                    (B) any Contract (i) that is reasonably likely to require aggregate annual payments to or from the Company and its Subsidiaries of more than $250,000, (ii) that is not entered into in the ordinary course of business with a vendor or customer and is reasonably likely to require aggregate annual payments to or from the Company and its Subsidiaries of more than $100,000 or (iii) that is reasonably likely to require aggregate payments to or from the Company and its Subsidiaries of more than $1,000,000;

                    (C) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Company;

                    (D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in each case in excess of $250,000;

                    (E) any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

                    (F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants "most favored nation" status or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights in any way that is material to the Company or its magnets business group;

                    (G) any Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire material assets or securities of the other party or any of its Affiliates;

                    (H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any 5% Stockholder, other than Contracts relating to employment, bonus, profit sharing, thrift, compensation, termination or severance;

                    (I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company and its Subsidiaries, taken as a whole, or (y) entered into in the ordinary course of business;

                    (J) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

                    (K) any Contract concerning Intellectual Property (as defined in Section 5.1(p)) to which the Company or the Subsidiaries are a party, including agreements granting the Company and the Subsidiaries rights to use Intellectual Property owned by third parties, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property (as defined in Section 5.1(p)), trademark coexistence agreements and trademark consent agreements (other than (x) licenses for commercial "off-the-shelf" or "shrink-wrap" software that has not been modified or customized for the Company and (y) Contracts that are not material to the Company or its material products or businesses);

                    (L) any Contract to authorize or license any third party to manufacture, reproduce or sell any products of the Company or any of its Subsidiaries;

                    (M) any Contract regarding any acquisition of assets or a business by the Company or any of its Subsidiaries to which there may be any future obligation on the part of the Company or any of its Subsidiaries to make additional payments in excess of $500,000, including by means of an earn-out or similar contingent payment mechanism;

                    (N) any Contract regarding any disposition of assets or a business by the Company or any of its Subsidiaries to which there may be any future obligation on the part of the Company to make additional payments or as to which there is any continuing liability of the Company or any of its Subsidiaries, if such additional payments or continuing liability is reasonably expected to be in excess of $500,000;

                    (O) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the Contracts described in clauses (A) -
          (O), together with all exhibits and schedules to such Contracts, being the "MATERIAL CONTRACTS").

               (ii) A copy of each Material Contract, has previously been (A) delivered to Parent, (B) made available to Parent in the on-line data room or otherwise or (C) publicly filed with the SEC as an exhibit to the Company Reports filed prior to the date hereof, and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default or breach in any respect under the terms of any such Material Contract.

               (iii) (A) With respect to each Governmental Contract, except as would not reasonably be expected to have a Material Adverse Effect,
          (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Governmental Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Governmental Contract.

                    (B) Except as would not reasonably be expected to have a Material Adverse Effect, (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Governmental Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

          As used herein, "GOVERNMENTAL CONTRACT" means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which to the knowledge of the Company is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

               (k)  REAL PROPERTY.

               (i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the "OWNED REAL PROPERTY"), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

               (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the "LEASED REAL PROPERTY"), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in material breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. A correct and complete copy of each lease or sublease for Leased Real Property has previously been made available to Parent.

               (iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list in all material respects of all Owned Real Property. Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

               (iv) For purposes of this Section 5.1(k) only, "ENCUMBRANCE" means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified Encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) Encumbrances for current Taxes or other governmental charges that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; (c) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; and (d) other Encumbrances that do not, individually or in the aggregate, materially impair the continued (consistent with past practice) use or operation or value of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

               (l) TAKEOVER STATUTES. Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "TAKEOVER STATUTE") or any anti-takeover provision in the Company's certificate of incorporation or bylaws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement (and the transactions contemplated hereby) the restrictions on "business combinations" set forth in Section 203 of the DGCL.

               (m) ENVIRONMENTAL MATTERS. Except as is not reasonably likely to have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has had any reportable release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, except to the extent that all potential liability for such matter has been fully resolved and that no further action by the Company is required; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability involving any Environmental Law or otherwise relating to Hazardous Substances; (viii) none of the Owned Real Property (and, to the knowledge of the Company, none of the Leased Real Property) contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance; (x) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (xi) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

          As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement now or hereafter in effect relating to: (A) the protection of the environment, health, safety, or natural resources,
(B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and
(C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

               (n) TAXES. (i) Except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed with the appropriate Tax authorities (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived or requested a waiver of any statute of limitations with respect to Taxes or agreed to or requested any extension of time with respect to a Tax assessment or deficiency.

               (i) There are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters.

               (ii) There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

               (iii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended May 29, 2005, May 30, 2004, May 25, 2003, May 26, 2002, and May 27, 2001.

               (iv) The charges, accruals and reserves with respect to Taxes that will be provided in the May 28, 2006 financial statements included in the Company Reports will be determined in accordance with GAAP, and will be at least equal to the liability for Taxes of the Company and its Subsidiaries in all material respects as of such date.

               (v) No Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the Merger.

               (vi) Neither the Company nor any of its Subsidiaries has participated in any "reportable transactions" within the meaning of
          Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the "TREASURY REGULATIONS") nor has the Company or any of its Subsidiaries been a "material advisor" to any such transactions within the meaning of Section 6111 of the Code.

               (vii) None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

               (viii) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement other than any agreement, contract or other arrangement between the Company and its Subsidiaries, except in each case where such obligations would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

               (ix) Neither the Company nor any of its Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any
          (A) change in accounting method for a taxable period ending on or before the Closing Date, or (B) "closing agreement" as described in
          Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), executed on or before the Closing Date.

               (x) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

               (xi) Except where such Liens would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          As used in this Agreement, (A) the term "TAX" (including, with correlative meaning, the term "TAXES") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, assessments or other charges of any kind imposed by any government or taxing authority whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

               (o) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. There has not been in the last three years, a representation question in respect of any of the employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization. The Company and its Subsidiaries are in material compliance with all relevant labor and employment laws and are not the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened. For the past three years there has been no labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are not required to comply with the reporting requirements of the Labor Management Reporting and Disclosure Act.

               (p) INTELLECTUAL PROPERTY. The Company has sufficient rights to use all Intellectual Property used in and material to its business as presently conducted, all of which rights to use shall survive the consummation of the Merger without any change or any additional third party rights being created. The Intellectual Property owned by the Company or its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's or its Subsidiaries' use thereof or its/their rights thereto. Section 5.1(p) of the Company Disclosure Letter sets forth a correct and complete list of all registered and/or material Intellectual Property owned by the Company or its Subsidiaries, all of which are owned exclusively by each of them free and clear of any Liens or encumbrances (including licenses) (collectively, the "SCHEDULED INTELLECTUAL PROPERTY"). The Company and its Subsidiaries do not and have not in the past five year period immediately preceding the date of this Agreement infringed or otherwise violated the Intellectual Property rights of any third party. No assertions of infringement or, to the knowledge of the Company, violations of third party Intellectual Property rights are occurring, have occurred during the five year period immediately preceding the date of this Agreement or are threatened. To the Company's knowledge, no person is violating any Scheduled Intellectual Property or other Intellectual Property right that the Company or its Subsidiaries hold exclusively. The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms, which have been previously provided to Parent and the Contracts set forth on Section 5.1(j)(i)(K) of the Company Disclosure Letter. The Company and its Subsidiaries do not and have not used any Open Source Software and have not made available any software to third parties under Open License Terms. "OPEN SOURCE SOFTWARE" means any software that is licensed under Open License Terms. "OPEN LICENSE TERMS" means terms in any license that require as a condition of use, modification and/or distribution of a work (1) the making available of source code or other materials preferred for modification, (2) the granting of permission for creating derivative works, (3) the reproduction of certain notices or license terms in derivative works or accompanying documentation or (4) the granting of a royalty-free license to any party under Intellectual Property rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and the Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices.

          For purposes of this Agreement, the following terms have the following meanings:

          "INTELLECTUAL PROPERTY" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, utility models, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) industrial design rights/design patents and all registrations and applications therefore;
(iv) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "TRADE SECRETS"); (v) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (vi) all other intellectual property or industrial property or proprietary rights.

          "IT ASSETS" means the Company's and the Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment.

               (q) INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries ("INSURANCE POLICIES") are with reputable insurance carriers, and are in character and amount reasonably determined by the Company to be appropriate, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each Insurance Policy (including but not limited to those provided by the Company to Parent or made available in the on-line data room) is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The information (including but not limited to claim history) furnished by the Company to Parent or made available in the on-line data room with respect to the Insurance Policies is correct and complete in all material respects.

               (r) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker, finder or investment banking firm or incurred any liability for any brokerage fees, commissions, finder's fees or financial advisory fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Banc of America Securities LLC as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Banc of America Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          5.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub each hereby represent and warrant to the Company that:

               (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (b) CORPORATE AUTHORITY. (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect as soon as practicable following the execution hereof) in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (c) GOVERNMENTAL FILINGS; NO VIOLATIONS; ETC.

               (i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the Dutch Competition Act, and any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order (collectively, the "PARENT APPROVALS"), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub or any Laws or governmental or non-governmental permit or license to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

               (d) CAPITALIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.10 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               (e) SUFFICIENT FUNDS. Parent and Merger Sub will have at and after the Closing funds sufficient to pay the Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

                                   ARTICLE VI

                                   COVENANTS

          6.1. INTERIM OPERATIONS.

               (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in
     Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

               (i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

               (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate its assets, operations or businesses or otherwise enter into any hold separate agreement or other agreement imposing material limitations on its business;

               (iii) acquire assets or any securities of any business from any other Person in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement, (B) capital expenditures made in accordance with capital budgets included in Section 6.1(a)(iii) of the Company Disclosure Letter, (C) acquisitions with a value or purchase price in the aggregate of less than $500,000 or (D) acquisitions of inventory and other purchases in the ordinary course of business;

               (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than required issuances of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement;

               (v) create or incur any Lien on any assets of the Company or any of its Subsidiaries in amounts in excess of $1,000,000 in the aggregate;

               (vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

               (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

               (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

               (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $5,000,000 in the aggregate, (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (C) guarantees by the Company of indebtedness of wholly-owned Subsidiaries of the Company incurred in compliance with this Section 6.1 or (D) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $5,000,000 of notional debt in the aggregate;

               (x) except as set forth in the capital budgets set forth in
          Section 6.1(a)(iii) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12 month period;

               (xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts that are entered into in the ordinary course of business and do not include any agreement or commitment to take any action described by Sections 6.1(a)(i) through (x) or Sections 6.1(a)(xii) through (xviii);

               (xii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

               (xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 in the aggregate (net of insurance coverage) or any disputed obligation or liability of the Company in excess of such amount;

               (xiv) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000 in the aggregate, other than, in each case, in the ordinary course of business;

               (xv) make or change any Tax election, change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, or surrender any right to claim a refund of material Taxes;

               (xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for product sales in the ordinary course of business, sales of obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

               (xvii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business,
          (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except (other than with respect to the grant of new equity awards), in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

               (xviii) take any action or omit to take any action that is reasonably likely to (A) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (B) prevent or materially delay the consummation of the Merger; or

               (xix) agree, authorize or commit to do any of the foregoing.

               (b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied or
     (ii) prevent or materially delay the consummation of the Merger.

          6.2. ACQUISITION PROPOSALS.

               (a) NO SOLICITATION OR NEGOTIATION. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "REPRESENTATIVES") not to, directly or indirectly:

               (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

               (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may
(A) provide information in response to a request therefor by a Person who has provided the Company with a bona fide written letter not solicited by the Company or any of its Subsidiaries (or any of their respective officers, directors or Representatives) stating that such Person would be interested in making a definitive and binding written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the board of directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on terms at least as protective with respect to the confidentiality of information and nonsolicitation of employees for the benefit of the Company as those contained in the Confidentiality Agreement (as defined in Section 9.7), (B) engage in discussions or negotiations with any such Person or (C) after having complied with the requirements of this Section 6.2 in connection with an Acquisition Proposal, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that a failure to take such action would be reasonably likely to constitute a breach of such directors' respective fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or
(B), the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor either that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or that such provision of information, discussions or negotiations are reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

               (b)  DEFINITIONS. For purposes of this Agreement:

          "ACQUISITION PROPOSAL" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

          "SUPERIOR PROPOSAL" means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

               (c) NO CHANGE IN RECOMMENDATION OR ALTERNATIVE ACQUISITION AGREEMENT. The board of directors of the Company and each committee thereof shall not:

               (i) except as permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that any "stop-look-and-listen" communication to stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered an adverse modification); or

               (ii) except as expressly permitted by, and after compliance with,
          Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an "ALTERNATIVE ACQUISITION AGREEMENT") relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, subject to compliance with Section 6.2(f), the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be reasonably likely to constitute a breach of such directors' respective fiduciary duties under applicable Law (a "CHANGE OF RECOMMENDATION"); PROVIDED, HOWEVER, that no Change of Recommendation may be made until after at least three business days following Parent's receipt of written notice from the Company advising that the board of directors of the Company intends to take such action. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall consider in good faith any changes to the terms of this Agreement irrevocably committed to by Parent and any other information provided by Parent in response to, and in each case within three business days after receipt of, such notice.

               (d) CERTAIN PERMITTED DISCLOSURE. Without limiting the right of Parent to terminate this Agreement in accordance with Section 8.4, nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal.

               (e) EXISTING DISCUSSIONS. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
     Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that executed a confidentiality agreement after January 1, 2001 and prior to the date hereof in connection with its consideration of acquiring it to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

               (f) NOTICE. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any material nonpublic information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments affecting the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.

          6.3. INFORMATION SUPPLIED. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 21 days after the date hereof, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the "PROXY STATEMENT"). The Company agrees, as to it and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall cooperate, and shall cause Koninklijke Philips Electronics N.V. ("ROYAL PHILIPS") and its Subsidiaries to cooperate, with the Company in preparing the Proxy Statement. Parent agrees that none of the information supplied by it or any Subsidiaries of Royal Philips for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. STOCKHOLDERS MEETING. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy

Statement is provided to the Company's stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Company's common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

          6.5. FILINGS; OTHER ACTIONS; NOTIFICATION.

               (a) PROXY STATEMENT. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

               (b) COOPERATION. The Company and Parent shall cooperate with each other and use (and take any action necessary to cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including

               (i) preparing and filing, as promptly as practicable, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement,

               (ii) making, as promptly as practicable, and in any event within five business days following the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement,

               (iii) making, as promptly as practicable, appropriate filings under the Dutch Competition Act, if required, or upon Parent's and the Company's agreement, appropriate filings and notifications to the EC Commission's Directorate-General for Competition;

               (iv) making, as promptly as practicable, appropriate filings under any other antitrust, competition, premerger notification, or trade regulation Law, regulation, or Order;

               (v) defending, in oral and written communications with appropriate Governmental Entities, the merits and competitive efficiencies of the Merger and the other transactions contemplated by this Agreement in order to resolve any antitrust concerns, whether federal, state, foreign or private;

               (vi) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending, contesting and resisting any lawsuits, other legal proceedings, decisions, determinations or rulings, whether judicial or administrative, initiated by the U.S. Federal Trade Commission ("FTC") or the Antitrust Division of the U.S. Department of Justice ("ANTITRUST DIVISION"), challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have vacated, lifted, reversed, or overturned any statute, rule, regulation, decree, judgment, injunction, or other Order, whether temporary, preliminary, or permanent, entered by any Governmental Entity that is in effect and that prohibits, prevents, or restricts consummation of the Merger or the other transactions contemplated by this Agreement, and to have such statute, rule, regulation, decree, judgment, injunction, or other Order repealed, rescinded, or made inapplicable so as to permit consummation of the Merger and the other transactions contemplated by this Agreement;

PROVIDED, HOWEVER, that nothing in this Agreement, including this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by Parent, the Company or any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent's ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, except for proffers and agreements to amend or modify supply contracts between the Company and/or its Subsidiaries and their third party customers, even if such amendments or modifications require the provision of proprietary information or non-exclusive licenses to Intellectual Property of the Company and/or its Subsidiaries

(including molds and the like) to permit manufacture, that did not individually or in the aggregate account for more than $45,000,000 in gross revenues for the fiscal year ended May 28, 2006, subject in each case to receipt of the consent of such third parties, so long as, in the case of any such contract, such amendments or modifications would not cause the terms of such contract to be commercially unreasonable when compared to other similar contracts of the Company and its Subsidiaries. The Company and Parent (a) will each request early termination of the waiting period with respect to the Merger and the HSR Act;
(b) will not extend any waiting period under the HSR Act or any other antitrust or competition Law or enter into any agreement with any Governmental Entity not to consummate the Merger or the other transactions contemplated by this Agreement, except with the prior written consent of the other party hereto. Subject to applicable Laws relating to the exchange of information, Parent, with the advice and participation of the Company, shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company and their respective outside antitrust counsel shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, any proposed substantive written communication with any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). Parent and the Company will provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege concerns, and (z) to preserve the confidentiality of any information relating to any valuation of the Company. Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding the Merger or any other transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each party agrees not to participate in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless, to the extent feasible, it consults with the other party in advance and, to the extent feasible, provides Company or Parent, and their respective advisors, as the case may be, the opportunity to attend and to participate. To preserve claims of attorney-client privilege and attorney work product and to enable confidential exchanges of documents and information pursuant to this Section 6.5, each of the Company and Parent agree to enter into a joint defense agreement on reasonable terms, including terms providing for the designation of appropriate documents and information as "outside antitrust counsel only." In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

               (c) INFORMATION. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (d) STATUS. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent's obligations to effect the Merger.

               (e) Parent shall cause Royal Philips and its Subsidiaries to comply with this Section 6.5 as if Royal Philips and such Subsidiaries were parties to this Agreement.

          6.6. ACCESS AND REPORTS. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized representatives reasonable access, during normal business hours and in a manner which does not disrupt or interfere with business operations throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and PROVIDED, FURTHER, that the foregoing shall not require the Company
(i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) result in the disclosure of any trade secrets of third parties, (B) violate the specific provisions of any Law, or (C) violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company's executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

          6.7. PUBLICITY. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

          6.8. EMPLOYEE BENEFITS.

               (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the United States-based employees of the Company and its Subsidiaries immediately prior to the Effective Time (the "U.S. COMPANY EMPLOYEES") will continue to be provided with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are no less favorable in the aggregate, and a base salary or base rate of compensation that is equal to or greater, than provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. Parent will cause any employee benefit plans in which the U.S. Company Employees are eligible to participate (the "NEW PLANS") to take into account for purposes of eligibility and vesting thereunder (except (i) for purposes of subsidized early retirement benefits, (ii) for purposes of any defined benefit plan for which Parent does not grant credit for past service to its employees generally or (iii) to the extent it would result in a duplication of benefits), service by U.S. Company Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall provide to each U.S. Company Employee full credit for purposes of Parent's vacation and severance programs for service by such U.S. Company Employee to the Company and its Subsidiaries prior to the Effective Time. In addition, (A) each U.S. Company Employee shall be eligible to participate as soon as reasonably practicable following the Effective Time, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Plan in which such U.S. Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any U.S. Company Employee, Parent shall cause all pre-existing condition exclusions and actively at work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Company Plan in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Company Benefit Plan or (ii) retain the employment of any particular employee.

               (b) Prior to the Effective Time, if requested by Parent in writing prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall
     (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Closing unless Parent or such Subsidiary explicitly authorizes such participation and (2) to cause the Company 401(k) Plan to be terminated effective immediately prior to the Closing; provided, that Parent permits, or causes on of its Subsidiaries to permit the qualified 401(k) plan of Parent or one of its Subsidiaries ("PARENT'S 401(K) PLAN") to accept rollovers or plan-to-plan transfers of assets (and any then-outstanding loans) and employees of the Company and its Subsidiaries who are not represented by labor unions or similar collective bargaining entities will be permitted to participate in Parent's 401(k) Plan in accordance with its terms.

               (c) Parent shall cause the Company's severance plans set forth in
     Section 6.8(c) of the Company Disclosure Letter to be continued without adverse amendment for a period of one year following the Effective Time. Parent shall pay to the Company Employees who participate in the annual bonus plans listed in Section 6.8(c) of the Company Disclosure Letter an annual bonus in respect of the Company's 2007 fiscal year; provided, that that amount of and the performance targets with respect to such bonus shall be pro-rated based on the portion of such fiscal year that occurs prior to the Effective Time.

               (d) The Company will reasonably cooperate with Parent in developing a communication plan relating to communications with Company Employees arising out of the transactions contemplated by this Agreement.

          6.9. SUPERPOWER OPTIONS. The Company, SuperPower, Inc. ("SUPERPOWER"), the board of directors of the Company and SuperPower and the compensation committee of the board of directors of the Company and SuperPower, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to ensure that, effective as of the Effective Time, the SuperPower 2003 Equity

Compensation Plan (the "SuperPower Plan") and all outstanding options (the "SUPERPOWER OPTIONS") and other awards, including without limitation restricted stock and restricted stock unit awards (the "SUPERPOWER AWARDS") issued under the SuperPower Plan shall be terminated in accordance with the terms of the SuperPower Plan and in accordance with the provisions on Section 6.9 of the Company Disclosure Schedule. The Company shall and shall cause SuperPower to take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to deliver shares or other capital stock of SuperPower to any person pursuant to or in settlement of SuperPower Options or SuperPower Awards after the Effective Time. Additionally, the Company shall take all actions reasonably necessary to ensure that as of the Effective Time that SuperPower is a wholly-owned subsidiary of the Company and no shares of capital stock of SuperPower are outstanding that are not held by the Company. The Company and SuperPower shall not expend more than the amount set forth on Schedule 6.9 to effect the provisions of this Section 6.9.

          6.10. EXPENSES. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

          6.11. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

               (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, PROVIDED that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and PROVIDED, FURTHER, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company's certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; PROVIDED that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and PROVIDED, FURTHER, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for "tail" insurance policies (providing only for Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O INSURANCE") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby but excluding Side B coverage as provided above); PROVIDED, HOWEVER, that in no event shall the Company expend for such policies a premium amount in excess of 250% of the last annual premium paid by the Company for D&O Insurance prior to the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof (but providing only for Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company), or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof (but providing only for Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company), PROVIDED, HOWEVER, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

               (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11.

               (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

          6.12. OTHER ACTIONS BY THE COMPANY.

               (a) TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this

     Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

               (b) SECTION 16 MATTERS. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent's board of directors to set forth the information required in the resolutions of Parent's board of directors.

          6.13. OTHER ACTIONS BY PARENT AND MERGER SUB. Parent shall adopt this Agreement in its capacity as sole stockholder of Merger Sub as soon as practicable following the execution of this Agreement.

                                  ARTICLE VII

                                  CONDITIONS

          7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate and bylaws of the Company.

               (b) REGULATORY CONSENTS. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and (ii) all approvals and licenses required in connection with the Dutch Competition Act, the German Act against Restrictions of Competition of 1958, and the Italian Antitrust Law (or (if the parties have determined, pursuant to Section 6.5(b)(iii), to make a filing with the EC Commission) the regulations of the European Union) shall have been obtained.

               (c) NO ORDERS; NO LITIGATION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "ORDER") and there shall be no lawsuit pending in which the FTC, the Antitrust Division, the Dutch Competition Authority or the European Union seeks to restrain, enjoin or otherwise prohibit consummation of the Merger or other transactions contemplated by this Agreement.

               (d) PROXY STATEMENT. No order suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.

          7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), Section 5.1(c)(i) (Corporate Authority; Approval and Opinion of Financial Advisor) and 5.1(l) (Takeover Statutes) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an authorized representative of Parent and Merger Sub to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

               (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized representative of Parent and Merger Sub to such effect.

                                  ARTICLE VIII

                                   TERMINATION

          8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

          8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by (i) December 31, 2006, or (ii) if the conditions set forth in Section 7.1(b) have not been satisfied by December 31, 2006, but all other conditions set forth in Article VII are capable of being satisfied as of such date, then March 31, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the "TERMINATION DATE"), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); PROVIDED that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

          8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned:

               (a) by action of the board of directors of the Company at any time prior to obtaining the Company Requisite Vote if (i) the Company is not in breach of the covenants contained in Section 6.2 and is not in material breach of any other covenants set forth in this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, a binding, irrevocable written offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (it being understood that, if accepted by the board of directors of the Company, such an offer shall become an enforceable amendment to this Agreement without further action by Parent or the Company) and (iv) the Company prior to such termination pays or causes to be paid to Parent in immediately available funds any fees required to be paid pursuant to
     Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until after the third business day after it has provided the notification to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification, and (z) during such three business day period, to negotiate with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

               (b) at any time prior to the Effective Time, whether before or after obtaining the Company Requisite Vote, if (i) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

          8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a)(i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date,
(iii) the board of directors of the Company shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger within 48 hours after the later of (A) the fifteenth business day following the receipt of an Acquisition Proposal, if the Company has received Parent's request therefor on or prior to such fifteenth business day, or (B) the time when the Company receives Parent's request therefor, if the Company has not received such request on or prior to such fifteenth business day, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and (A) the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer, or (B) the Company board of directors fails to recommend against acceptance of such tender offer or exchange offer within 48 hours after the later of (x) the fifteenth business day following such public disclosure, if the Company has received Parent's request therefor on or prior to such fifteenth business day, or (y) the time when the Company receives Parent's request therefor, if the Company has not received such request on or prior to such fifteenth business day; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

          8.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); PROVIDED, HOWEVER, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

               (b) In the event that Parent shall be entitled to terminate this Agreement pursuant to Section 8.4(a)(iii) or 8.4(a)(iv)(B), the Company shall pay to Parent $1,000,000 by wire transfer of same day funds on each calendar day beginning with the calendar day that includes the first hour following the end of the 48 hour period referred to in Section 8.4(a)(iii) or 8.4(a)(iv)(B), as the case may be, and ending with and including the calendar day on which
     (i) the board of directors of the Company reaffirms its approval or recommendation of this Agreement and the Merger (in the case of Parent's termination right pursuant to Section 8.4(a)(iii)), or (ii) the board of directors of the Company recommends against acceptance of the tender offer or exchange offer (in the case of Parent's termination right pursuant to Section 8.4(a)(iv)(B)), or (iii) this Agreement is terminated by either Parent or the Company pursuant to this Agreement, whichever event described in clauses (i), (ii) or (iii) of this Section 8.5(b) first occurs. Notwithstanding the foregoing, the amounts payable by the Company pursuant to this Section 8.5(b) (collectively, the "EXPENSES") shall not exceed $5,000,000 in the aggregate. Expenses payable on any calendar day that is not a business day shall be paid on the next business day.

               (c) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or made publicly to any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn at least (A) ten business days prior to termination of this Agreement, with respect to any termination of this Agreement pursuant to Section 8.2(a), or
     (B) five business days prior to termination of this Agreement, with respect to termination of this Agreement pursuant to Section 8.2(b) and thereafter this Agreement is terminated by either Parent or the Company pursuant to
     Section 8.2(a) or 8.2(b), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a), or, with respect to a breach of a covenant or agreement (but not with respect to a breach of a representation or warranty), by Parent pursuant to Section 8.4(b) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent's right to terminate under Section
     8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $38,970,000, less any Expenses previously paid (the "TERMINATION FEE"), by wire transfer of immediately available funds; PROVIDED, HOWEVER, that the Termination Fee to be paid pursuant to clause
     (iii) shall be paid as set forth in Section 8.3; PROVIDED, FURTHER, that no Termination Fee shall be payable to Parent pursuant to clause (i) or clause
     (ii) of this Section 8.5(c) unless and until (x) within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal and (y) the transaction contemplated by such Alternative Acquisition Agreement or Acquisition Proposal, as the case may be, has been consummated (with "15%" in the definition of "Acquisition Proposal" being replaced by "50%" for purposes of these clauses (x) and (y), including with respect to any Alternative Acquisition Agreement which for such purposes shall refer only to an Alternative Acquisition Agreement with respect to such an Acquisition Proposal); PROVIDED that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been "publicly withdrawn" by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this
     Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.5(b) or this Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for such amount, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(c), the Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

          9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.8 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

          9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS

     WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

               (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

          9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

               IF TO PARENT OR MERGER SUB:

               Philips Medical Systems
               3000 Minuteman Road
               Andover, Massachusetts 01810
               Attention:  Chief Executive Officer
               Fax: +1 (978) 659-7203

               with a copy (which shall not constitute notice) to:

               Philips Medical Systems
               3000 Minuteman Road
               Andover, Massachusetts 01810
               Attention:  Senior Vice President and Chief Legal Officer
               Fax: +1 (978) 659-7203
               and:

               Mr. Matthew G. Hurd
               Sullivan & Cromwell LLP
               125 Broad Street
               New York, New York 10004
               Fax: +1 (212) 558-3588

               IF TO THE COMPANY:

               Intermagnetics General Corporation
               450 Old Niskayuna Road
               Latham, New York 12110
               Attention:  Chief Executive Officer
               Fax: +1 (518) 786-8216

               with a copy (which shall not constitute notice) to:

               Mr. Adam O. Emmerich
               Mr. Trevor S. Norwitz
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Fax: +1 (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (PROVIDED that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

          9.7. ENTIRE AGREEMENT. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Mutual Non-Disclosure Agreement, dated November 9, 2005, between the Company and the Philips Medical Systems division of Parent (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

          9.8. NO THIRD PARTY BENEFICIARIES. Except with respect to the matters provided for in Sections 4.2 (Exchange of Certificates) and 4.3 (Treatment of Stock Plans) (each of which may be enforced by, but only by, any of the individuals who are currently directors of the Company, as representatives of the Company's stockholders and option holders), and as provided in Section 6.10 (Indemnification; Directors' and Officers' Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein.

          9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10. DEFINITIONS. Each of the terms set forth in ANNEX A is defined in the Section of this Agreement set forth opposite such term.

          9.11. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.12. INTERPRETATION; CONSTRUCTION. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. In this Agreement, unless otherwise specified, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision.

               (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

               (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

          9.13. ASSIGNMENT. This Agreement shall not be assignable by operation of Law or otherwise; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary of Royal Philips to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; PROVIDED that any such designation shall not impede or materially delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void AB INITIO.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        INTERMAGNETICS GENERAL CORPORATION

                                        By: /s/ Glenn H. Epstein
                                           -------------------------------
                                           Name: Glenn H. Epstein
                                           Title: Attorney-in-Fact


                                        PHILIPS HOLDING USA INC.

                                        By: /s/ Scott Weisenhoff
                                           -------------------------------
                                           Name: Scott Wiesenhoff
                                           Title: Attorney-in-Fact


                                        JUMBO ACQUISITION CORP.

                                        By: /s/ Scott Weisenhoff
                                           -------------------------------
                                           Name: Scott Wiesenhoff
                                           Title: Attorney-in-Fact

                GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.



         Koninklijke Philips Electronics, N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "Guarantor"), hereby irrevocably and unconditionally guarantees to Intermagnetics General Corporation the full and timely performance by Philips Holding USA Inc. and Jumbo Acquisition Corp. (collectively, the "Philips Companies") of their respective obligations under the foregoing Agreement and Plan of Merger (the "Merger Agreement"), and agrees to take all actions, and cause its direct and indirect subsidiaries to take all actions which the Philips Companies are obligated under the Merger Agreement to cause the Guarantor and such subsidiaries to take. Sections 9.2, 9.4, 9.5, 9.8 and 9.11 of the Merger Agreement shall apply to this guarantee, mutadis mutandis, as if they had been fully set forth herein.



Amsterdam, June 14, 2006





/s/ G. J. Kleisterlee                      /s/ P-J.J. Sivignon
--------------------------------           --------------------------------
G.J. Kleisterlee                           P-J.J. Sivignon
President and CEO                          CFO
Koninklijke Philips Electronics, N.V.      Koninklijke Philips Electronics, N.V.

                                     ANNEX A

                                  DEFINED TERMS

TERMS                                                            SECTION

5% Stockholder...................................................5.1(d)(iv)
Acquisition Proposal.............................................6.2(b)
Affiliate........................................................5.1(e)(ii)
Agreement........................................................Preamble
Alternative Acquisition Agreement................................6.2(c)(ii)
Antitrust Division...............................................6.5(b)
Applicable Date..................................................5.1(e)(i)
Bankruptcy and Equity Exception..................................5.1(c)(i)
business day.....................................................1.2
Bylaws...........................................................2.2
Certificate......................................................4.1(a)
Change of Recommendation.........................................6.2(c)(ii)
Charter..........................................................2.1
Closing..........................................................1.2
Closing Date.....................................................1.2
Code.............................................................4.2(g)
Company..........................................................Preamble
Company Approvals................................................5.1(d)(i)
Company Awards...................................................4.3(b)
Company Benefit Plans............................................5.1(h)(i)
Company Disclosure Letter........................................5.1
Company Option...................................................4.3(a)
Company Recommendation...........................................5.1(c)(ii)
Company Reports..................................................5.1(e)(i)
Company Requisite Vote...........................................5.1(c)(i)
Confidentiality Agreement........................................9.7
Constituent Corporations.........................................Preamble
Contract.........................................................5.1(d)(ii)
Costs............................................................6.11(a)
Delaware Certificate of Merger...................................1.3
DGCL.............................................................1.1
Designated Employees.............................................Recitals
Dissenting Share.................................................4.1(a)
Dissenting Stockholders..........................................4.1(a)
D&O Insurance....................................................6.11(c)
Dutch Competition Act............................................5.1(d)
Effective Time...................................................1.3
Employees........................................................5.1(h)(i)

Encumbrance......................................................5.1(k)(iv)
Environmental Law................................................5.1(m)
ERISA............................................................5.1(h)(i)
ERISA Plan.......................................................5.1(h)(ii)
ERISA Affiliate..................................................5.1(h)(iii)
Exchange Act.....................................................5.1(e)(i)
Exchange Fund....................................................4.2(a)
Excluded Share...................................................4.1(a)
Expenses.........................................................8.5(b)
FDA..............................................................5.1(i)(ii)
FTC..............................................................6.5(b)
GAAP.............................................................5.1(a)
Governmental Consents............................................7.2(d)
Governmental Contract............................................5.1(j)(iii)
Governmental Entity..............................................5.1(d)(i)
Hazardous Substance..............................................5.1(m)
HSR Act..........................................................5.1(b)(ii)
Indemnified Parties..............................................6.11(a)
Insurance Policies...............................................5.1(q)
Intellectual Property............................................5.1(p)
IRS..............................................................5.1(h)(ii)
IT Assets........................................................5.1(p)
knowledge........................................................5.1(d)(iii)
Laws.............................................................5.1(i)(i)
Leased Real Property.............................................5.1(k)(ii)
Licenses.........................................................5.1(i)(i)
Lien.............................................................5.1(b)(i)
Material Adverse Effect..........................................5.1(a)
Material Contracts...............................................5.1(j)(i)
Merger...........................................................Recitals
Merger Sub.......................................................Preamble
Non-U.S. Benefit Plans...........................................5.1(h)(ii)
Open License Terms...............................................5.1(p)
Open Source Software.............................................5.1(p)
Order............................................................7.1(c)
Owned Real Property..............................................5.1(k)(i)
PBGC.............................................................5.1(h)(iii)
Parent...........................................................Preamble
Parent Approvals.................................................5.2(c)(i)
Paying Agent.....................................................4.2(a)
Pension Plan.....................................................5.1(h)(ii)
Per Share Merger Consideration...................................4.1(a)
Person...........................................................4.2(d)
Proxy Statement..................................................6.3
Representatives..................................................6.2(a)

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Royal Philips....................................................6.3
Sarbanes-Oxley Act...............................................5.1(e)(i)
SEC..............................................................5.1(e)(i)
Schedule Intellectual Property...................................5.1(p)
Securities Act...................................................5.1(e)(i)
Share............................................................4.1(a)
Stock Plans......................................................5.1(b)(i)
Stockholders Meeting.............................................6.4
Subsidiary.......................................................5.1(a)
Superior Proposal ...............................................6.2(b)
Surviving Corporation............................................1.1
Takeover Statute.................................................5.1(l)
Tax..............................................................5.1(n)
Tax Return.......................................................5.1(n)
Termination Date.................................................8.2
Termination Fee..................................................8.5(b)
Trade Secrets....................................................5.1(p)
Treasury Regulations.............................................5.1(n)(vii)
U.S. Company Benefit Plans.......................................5.1(h)(ii)